UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Global Partners LP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

An updated quarterly presentation of the net income, distributable cash flow and adjusted operating surplus of Global Partners LP (the “Partnership”) is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The presentation is identical to that contained as Annex B to the Partnership’s Definitive Proxy Statement on Schedule 14A filed on November 5, 2009 (the “definitive proxy”), except for the addition of net income, distributable cash flow and adjusted operating surplus for the quarter ended September 30, 2009.

Distributable cash flow and adjusted operating surplus are non-GAAP financial measures used or proposed to be used in the Partnership’s partnership agreement as described in the definitive proxy. Distributable cash flow and adjusted operating surplus should not be considered as alternatives to net income, cash flow from operations or any other measure of financial performance or liquidity presented in accordance with GAAP.  In addition, the Partnership’s distributable cash flow and adjusted operating surplus may not be comparable to similarly titled measures of other companies. Exhibit 99.1 presents a reconciliation of distributable cash flow and adjusted operating surplus to directly comparable GAAP financial measures.

EXHIBIT INDEX

Exhibit
Number	Description

Exhibit 99.1	Selected Financial Information.